Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284626

Prospectus Supplement
(to the Prospectus dated February 10, 2025)

This prospectus supplement amends and supplements certain information in the prospectus supplement, dated July 1, 2025 (the “ATM Prospectus Supplement”), to the accompanying base prospectus, dated February 10, 2025 (the “Base Prospectus” and, collectively with the ATM Prospectus Supplement, the “Prospectus”) filed as part of our registration statement on Form S-3 (File No. 333-284626), relating to the offer, issuance and sale of shares of our common stock, par value $0.001 per share (“Common Stock”), from time to time, pursuant to the terms of an At-The-Market Issuance Sales Agreement (“Sales Agreement”), dated July 1, 2025, by and between us and Alexander Capital, L.P., as selling agent (the “sales agent”). Through the date hereof, we have sold an aggregate of 260,000 shares of our Common Stock for gross proceeds of $2,213,472 through the sales agent under the Sales Agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ALOY.” On March 4, 2026, the last reported sale price for our Common Stock on Nasdaq was $25.88 per share.

The purpose of this prospectus supplement is to suspend the Sales Agreement and to terminate the continuous offering by the Company under the ATM Prospectus Supplement, effective as of the date hereof. The Company will not make any sales of Common Stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission, however, the Sales Agreement remains in full force and effect and has not been terminated.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of the ATM Prospectus Supplement and other documents and information contained or incorporated by reference in this prospectus supplement and the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus supplement is March 5, 2026.